BLACK ELK ENERGY ANNOUNCES CLOSING OF RENAISSANCE SALE AND EXECUTION OF SUPPLEMENTAL INDENTURE

Houston, TX - August 21, 2014 - On August 15, 2014, Black Elk Energy Offshore Operations, LLC (the "Company"), an independent oil and gas company headquartered in Houston, Texas today announced the closing of its previously announced sale to Renaissance Offshore, LLC of seven operated and one non-operated assets in the offshore Gulf of Mexico (the “Renaissance Sale”). After customary purchase price adjustments, the Company received $149.2 million in net proceeds from the Renaissance Sale. The assets sold in the Renaissance Sale represent a significant amount of the Company’s cash flow, proved reserves and production.

Based on the consents received and the conditions to effectiveness, including the Renaissance Sale, having been satisfied or waived in connection with the previously announced tender offer (the “Offer”) and consent solicitation (“Consent Solicitation”) with respect to the Company’s outstanding $150,000,000 aggregate principal amount of 13.75% senior secured notes due 2015 (the “Notes”), the Company, Black Elk Energy Finance Corp., the guarantor and the trustee under the indenture governing the Notes have entered into a Second Supplemental Indenture in order to effect the proposed amendments to the indenture governing the Notes effective as of August 19, 2014 (the “Effective Time”). At the Effective Time, the Second Supplemental Indenture is binding on all holders of Notes, including those who did not deliver a consent.

All Notes validly tendered and not withdrawn at or before 5:00 p.m. Eastern Time on August 13, 2014 have been accepted for payment and the Company expects to promptly pay for such Notes in accordance with the terms of the Company’s Offer to Purchase and Consent Solicitation Statement dated July 16, 2014, and in the related Letter of Transmittal and Consent to Tender and to Give Consent (referred to herein collectively as the "Offer Documents”).

The Offer and the Consent Solicitation were made solely by means of the Offer Documents, which have been made available to the holders of Notes. Under no circumstances shall this news release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or of any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Any questions concerning the terms and conditions of the Offer and the Consent Solicitation should be directed to the Company, Attention: Stephen Fuerst at (281) 598-8600.
About Black Elk Energy Offshore
Black Elk Energy Offshore Operations, LLC (www.blackelkenergy.com) is an independent oil and gas company headquartered in Houston, Texas. The Company’s team of professionals is dedicated to performing to the highest industry safety standards, operating within and beyond the requirements of the regulations, and maintaining its stance as a good corporate citizen. The Company’s seasoned industry executives have extensive oil exploitation experience and knowledge with a unique demonstrated track record of increasing reserves and production.

COMPANY CONTACTS:

Stephen Fuerst
sfuerst@blackelkenergy.com
11451 Katy Freeway, Suite 500
Houston, Texas 77079
(281) 598-8600

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Black Elk Energy Offshore Operations, LLC and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-

looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Black Elk Energy Offshore Operations, LLC does not assume a duty to update these forward-looking statements.